Exhibit 99.1

For further information contact: James C. Hagan, President and CEO Leo R. Sagan, Jr., CFO Meghan Hibner, VP Investor Relations Officer 413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THE YEAR ENDED DECEMBER 31, 2016 AND ANNOUNCES 10% SHARE REPURCHASE PLAN

QUARTERLY DIVIDEND DECLARED

Westfield, Massachusetts, February 2, 2017: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS:WNEB), the holding company for Westfield Bank (the “Bank”), reported net income of $1.9 million, or $0.07 per diluted share, for the quarter ended December 31, 2016, compared to $1.4 million, or $0.08 per diluted share, for the quarter ended December 31, 2015. For the year ended December 31, 2016, net income was $4.8 million, or $0.24 per diluted share, compared to $5.7 million, or $0.33 per diluted share, for the same period in 2015.

The financial results for the quarter and year ended December 31, 2016 included $1.5 million and $3.3 million, net of tax, respectively, of acquisition and integration related costs associated with the acquisition of Chicopee Bancorp, Inc. (“Chicopee”), or a total of $0.05 and $0.17, respectively, of diluted earnings per share. Excluding these expenses, earnings per diluted share was $0.12 per share for fourth quarter 2016, versus $0.08 per share for fourth quarter 2015, and for the full year 2016, earnings per share was $0.41 per share versus $0.33 per share for the prior year.

James C. Hagan, President and CEO stated, “This is a very exciting time for Western New England Bancorp. The current quarter is the first reporting period which reflects financial results inclusive of Chicopee, which was acquired on October 21, 2016. We’re pleased to say that on December 5, 2016, we achieved another milestone as the Chicopee core system was successfully converted to the Westfield platform. Our combined 21 banking locations, lending expertise and larger presence in the western New England marketplace provide us a platform for growth and the ability to leverage our unique service experience to continue our commitment to enhancing the value of our franchise for our shareholders, customers, employees and communities that we serve.”

Selected financial highlights include:

•	The acquisition of Chicopee was completed on October 21, 2016. Total assets acquired were $703.0 million (excluding goodwill generated), total loans acquired were $646.6 million and total deposits acquired were $545.7 million (of which $345.2 were core deposits), net of purchase accounting adjustments. The analysis over the purchased impaired loans acquired from Chicopee with an aggregate outstanding contractual balance of $28.8 million and a related provisional nonaccretable credit mark of $7.5 million as of December 31, 2016, is not yet completed and may result in a change to the nonaccretable credit mark and goodwill upon completion. In addition, estimates of the fair value of bank premises acquired based upon current information are still being evaluated by management and are not yet completed and may result in a change to the provisional fair values of bank premises acquired and goodwill upon completion.

•	Total loans increased $748.2 million to $1.6 billion during 2016 including $646.6 million of loans acquired from Chicopee. Organic loan growth for the year ended 2016 was $101.6 million, or 12.4%. This was due to increases in residential loans of $63.0 million, commercial real estate loans of $27.6 million and commercial and industrial loans of $10.5 million.

•	Total deposits increased $617.7 million during 2016 to $1.5 billion at December 31, 2016 including $545.7 million of deposits acquired from Chicopee. Organic deposit growth was $72.0 million, or 8.0%, for the year ended December 31, 2016. This was due to increases in money market accounts of $67.6 million and checking accounts of $34.5 million, which were offset by a decrease in term deposits of $23.2 million and a decrease in savings accounts of $6.9 million.

•	During the fourth quarter 2016, net interest margin increased 19 basis points to 2.84% for the three months ended December 31, 2016 from 2.65% for the three month ended September 30, 2016. The net interest margin increased 17 basis points to 2.70% for the year ended December 31, 2016, compared to 2.53% for the year ended December 31, 2015. For the fourth quarter and year ending December 31, 2016, the loan accretion income and interest expense reduction on time deposits and borrowings related to the Chicopee acquisition totaled $194,000. Excluding these items, net interest margin for the fourth quarter and year ended December 31, 2016 was 2.80% and 2.68%, respectively.

•	Book value per share was $7.85 at December 31, 2016 versus $7.92 at September 30, 2016. Tangible book value per share was $7.25 at December 31, 2016 versus $7.92 per share at September 30, 2016. Approximately $0.18 per share of the $0.67 decrease from the prior quarter was due to a reduction in Accumulated Other Comprehensive Income (“AOCI”), largely a result of the higher interest rate environment, and independent of the Chicopee transaction. The remainder of the decrease was primarily due to the purchase accounting associated with the Chicopee acquisition. Tangible book value at December 31, 2016 was below our original estimates at the time of the acquisition announcement, with a difference of $0.10 per share due to the fair value accounting around premises. Estimates obtained after announcement of the merger indicated a lower value than those used at the time of the announcement. As stated previously, estimates of the value of bank premises acquired are still being evaluated by management. The tangible book value earn back projections previously disclosed concerning the acquisition of Chicopee will not be materially impacted by this decrease.

Additional Income Statement Discussion

On a sequential quarter basis, net interest and dividend income increased $4.4 million for the quarter ended December 31, 2016 to $12.7 million from $8.3 million. For the year ended December 31, 2016, net interest and dividend income increased $5.6 million to $37.3 million as compared to $31.7 million for the year ended December 31, 2015. Both periods reflect the acquisition of Chicopee, which was completed on October 21, 2016.

Non-interest income increased $1.1 million to $2.4 million for the quarter ended December 31, 2016, compared to $1.3 million for the quarter ended September 30, 2016, driven primarily by an increase in service charges and fees and securities gains. For the year ended December 31, 2016, non-interest income increased $1.1 million to $6.0 million from $4.9 million for the same period in 2015.

Non-interest expense increased $3.8 million to $12.0 million from $8.2 million for the quarter ended December 31, 2016, compared to the previous quarter. Non-interest expense increased $7.9 million to $35.3 million from $27.4 million for the year ended December 31, 2016, compared to the same period in 2015. The increases for both periods were primarily due to merger related expenses of $2.1 million and $4.1 million, respectively, as well as increases in cost of Chicopee branch network, which will be fully phased in during the first half of 2017. On a linked-quarter basis, the efficiency ratio, which excludes the merger-related charges mentioned above, was 67.4% for the quarter ended December 31, 2016 compared to 76.63% for September 30, 2016. For the twelve months ended December 31, 2016 and 2015, the efficiency ratio, exclusive of merger-related charges, was 72.60% and 75.34%, respectively.

Additional Balance Sheet Discussion

Shareholders’ equity was $238.4 million at December 31, 2016 and $145.2 million at September 30, 2016, which represented 11.5% and 10.5% of total assets at December 31 and September 30, 2016, respectively. The increase in shareholders’ equity during the quarter reflects the issuance of 12,469,334 shares in connection with the acquisition of Chicopee totaling $98.5 million, a premium to equity of $2.9 million for the rollover of Chicopee’s stock options, the exercise of 331,628 options of $2.0 million, and net income of $1.9 million. These increases were offset by a decrease of $5.4 million in comprehensive income, a decrease of $4.1 million and 519,922 shares outstanding to retire Chicopee’s ESOP plan, a decrease of $1.8 million for the repurchase of 201,296 shares of common stock at an average cost of $8.99, and the payment of regular dividends of $880,000 for the quarter ended December 31, 2016. Total shares outstanding as of December 31, 2016 was 30,380,231.

Credit Quality

The allowance for loan losses was $10.1 million, $9.9 million and $8.8 million at December 31, 2016, September 30, 2016 and December 31, 2015, representing 1.05%, 1.05% and 1.08% of total loans, respectively, excluding loans acquired from Chicopee at year-end 2016. This represents 131.38%, 136.45% and 109.41% of total nonperforming loans, respectively, excluding loans acquired from Chicopee at year-end 2016.

An analysis of the changes in the allowance for loan losses is as follows:

	Three Months Ended
	December 31,	September 30,	December 31,
	2016	2016	2015
	(In thousands)
Balance, beginning of period	$9,927	$9,570	$8,372
Provision	175	375	475
Charge-offs	(139)	(86)	(65)
Recoveries	105	68	58

Balance, end of period	$10,068	$9,927	$8,840

Nonperforming loans were $14.1 million and $7.3 million, representing 0.90% and 0.77% of total loans at December 31, 2016 and September 30, 2016, respectively. Loans delinquent 30 – 89 days increased $6.9 million to $8.3 million at December 31, 2016 from $1.4 million at September 30, 2016. Both increases were the result of loans acquired from Chicopee, which were recorded at estimated fair value as of the date of the acquisition. There are no loans 90 or more days past due and still accruing interest.

New 10% Share Repurchase

On March 13, 2014, the Company announced a repurchase program under which it may repurchase up to 1,970,000 shares of its outstanding common stock.    At December 31, 2016, there were 285,852 shares remaining under this repurchase program. As of January 31, 2017, the repurchase program was completed.

On January 31, 2017, the Board of Directors authorized an additional stock repurchase program under which the Company may purchase up to 3,047,000 shares, or 10% of its outstanding common stock.

Declaration of Quarterly Dividend

The Board of Directors approved the declaration of a quarterly cash dividend of $0.03 per share. The dividend is payable on March 2, 2017 to all shareholders of record on February 16, 2017.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate through 21 banking offices located in Agawam, Chicopee, East Longmeadow, Feeding Hills, Holyoke, Ludlow, South Hadley, Southwick, Springfield, Ware, West Springfield and Westfield, Massachusetts, and Granby and Enfield, Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, as amended by Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2015, and in subsequent filings with the Securities and Exchange Commission. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Other Data

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2016	2016	2016	2016	2015	2016	2015
INTEREST AND DIVIDEND INCOME:
Loans	$14,170	$9,138	$8,639	$8,250	$8,072	$40,198	$30,521
Securities	1,737	1,695	1,750	2,554	2,609	7,735	11,541
Other investments - at cost	152	130	136	132	133	550	396
Federal funds sold, interest-bearing deposits and other short-term investments	48	14	29	25	6	115	18

Total interest and dividend income	16,107	10,977	10,554	10,961	10,820	48,598	42,476

INTEREST EXPENSE:
Deposits	1,993	1,582	1,535	1,472	1,436	6,581	5,571
Long-term debt	517	446	461	842	889	2,266	4,133
Short-term borrowings	858	621	556	404	342	2,438	1,090

Total interest expense	3,368	2,649	2,552	2,718	2,667	11,285	10,794

Net interest and dividend income	12,739	8,328	8,002	8,243	8,153	37,313	31,682

PROVISION (CREDIT) FOR LOAN LOSSES	175	375	625	(600)	475	575	1,275

Net interest and dividend income after provision (credit) for loan losses	12,564	7,953	7,377	8,843	7,678	36,738	30,407

NONINTEREST INCOME:
Service charges and fees	1,485	953	859	884	865	4,181	3,132
Income from bank-owned life insurance	425	369	403	361	378	1,558	1,527
Loss on prepayment of borrowings	—	—	—	(915)	—	(915)	(1,300)
Gain (loss) on sales of securities, net	455	1	(2)	685	(1)	1,139	1,506
Other income	8	—	—	—	—	8	—

Total noninterest income	2,373	1,323	1,260	1,015	1,242	5,971	4,865

NONINTEREST EXPENSE:
Salaries and employees benefits	5,748	4,114	3,910	3,871	3,822	17,643	15,410
Occupancy	1,215	796	804	801	795	3,617	3,239
Data processing	931	667	626	621	582	2,845	2,361
Professional fees	468	656	545	516	568	2,177	2,178
FDIC insurance	122	214	190	190	208	716	800
Merger related expenses	2,138	830	929	154	55	4,051	—
Other	1,390	948	994	919	960	4,257	3,445

Total noninterest expense	12,012	8,225	7,998	7,072	6,990	35,306	27,433

INCOME BEFORE INCOME TAXES	2,925	1,051	639	2,786	1,930	7,403	7,839

INCOME TAX PROVISION	1,073	423	250	822	529	2,569	2,124

NET INCOME	$1,852	$628	$389	$1,964	$1,401	$4,834	$5,715

Basic earnings per share	$0.07	$0.04	$0.02	$0.11	$0.08	$0.25	$0.33
Weighted average shares outstanding	26,760,014	17,377,844	17,337,955	17,304,088	17,329,248	19,707,948	17,497,620
Diluted earnings per share	$0.07	$0.04	$0.02	$0.11	$0.08	$0.24	$0.33
Weighted average diluted shares outstanding	27,140,172	17,377,844	17,337,955	17,304,088	17,329,248	19,800,668	17,497,620

Other Data:
Return on average assets (1)	0.38%	0.19%	0.12%	0.58%	0.41%	0.32%	0.42%
Return on average assets, exclusive of merger expenses (1)(3)	0.69%	0.42%	0.38%	0.61%	0.41%	0.54%	0.42%
Return on average equity (1)	3.18%	1.72%	1.14%	5.61%	3.99%	2.95%	4.10%
Return on average equity, exclusive of merger expenses (1)(3)	5.79%	3.85%	3.64%	5.94%	3.99%	4.94%	4.10%
Efficiency ratio (2)	67.40%	76.63%	76.31%	72.91%	73.81%	72.60%	75.34%
Net interest margin	2.84%	2.65%	2.62%	2.61%	2.58%	2.70%	2.53%

(1)	Annualized.
(2)	The efficiency ratio represents the ratio of operating expenses excluding merger related charges divided by the sum of net interest and dividend income and noninterest income, excluding gain and loss on sale of securities, income on bank-owned life insurance death benefit and loss on prepayment of borrowings.
(3)	Please refer to the “Reconciliation of non-GAAP to GAAP Financial Measures” for further details.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Cash and cash equivalents	$70,234	$50,803	$21,267	$155,194	$13,703
Securities available for sale, at fair value	300,115	295,577	296,565	302,224	182,590

Securities held to maturity, at cost	—	—	—	—	238,219
Federal Home Loan Bank of Boston and other restricted stock - at cost	16,124	12,194	11,267	14,080	15,074

Loans	1,566,410	947,620	906,212	826,963	818,213
Allowance for loan losses	10,068	9,927	9,570	8,855	8,840

Net loans	1,556,342	937,693	896,642	818,108	809,373
Bank-owned life insurance	66,938	51,363	50,994	50,591	50,230
Goodwill	13,747	—	—	—	—
Core deposit intangible	4,438	—	—	—	—
Other real estate owned	298	—	—	—	—
Other assets	47,782	30,150	29,570	28,747	30,741

TOTAL ASSETS	$2,076,018	$1,377,780	$1,306,305	$1,368,944	$1,339,930

Total deposits	$1,518,071	$962,558	$920,912	$928,124	$900,363
Short-term borrowings	172,351	180,273	144,707	158,593	128,407
Long-term debt	124,836	71,165	78,032	90,943	153,358
Trades pending settlement	455	—	—	30,570	—
Other liabilities	21,909	18,561	18,085	17,719	18,336

TOTAL LIABILITIES	1,837,622	1,232,557	1,161,736	1,225,949	1,200,464

TOTAL SHAREHOLDERS’ EQUITY	238,396	145,223	144,569	142,995	139,466

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,076,018	$1,377,780	$1,306,305	$1,368,944	$1,339,930

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Other Data:

Book value per share	$7.85	$7.92	$7.89	$7.83	$7.63

Tangible book value per share	7.25	7.92	7.89	7.83	7.63
30- 89 day delinquent loans	8,309	1,391	2,547	1,358	2,876
30-89 day delinquent loans acquired from Chicopee at year end, net of purchase accounting adjustments	5,761	—	—	—	—

Delinquent loans as a percentage of total loans	0.53%	0.15%	0.28%	0.16%	0.35%

Nonperforming loans	14,057	7,275	8,043	8,288	8,080
Nonperforming loans acquired from Chicopee at year end, net of purchase accounting adjustments	6,394	—	—	—	—
Nonperforming loans as a percentage of total loans	0.90%	0.77%	0.89%	1.00%	0.99%
Nonperforming assets as a percentage of total assets	0.69%	0.53%	0.62%	0.61%	0.60%
Allowance for loan losses as a percentage of nonperforming loans	71.62%	136.45%	118.99%	106.84%	109.41%
Allowance for loan losses as a percentage of total loans	0.64%	1.05%	1.06%	1.07%	1.08%
Allowance for loan losses as a percentage of total loans, excluding loans acquired from Chicopee at year end	1.05%	—	—	—	—

The following tables set forth the information relating to our average balances and net interest income for the three months ended December 31, 2016, September 30, 2016, and December 31, 2015, and the twelve months ended December 31, 2016 and 2015, and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	December 31, 2016			September 30, 2016			December 31, 2015
	Average		Avg Yield/	Average		Avg Yield/	Average		Avg Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)(6)	$1,425,461	$14,307	4.01%	$932,140	$9,168	3.93%	$806,519	$8,102	4.02%
Securities(2)	299,426	1,751	2.34	296,406	1,709	2.31	429,571	2,654	2.47
Other investments - at cost	16,709	152	3.64	12,728	130	4.09	16,374	133	3.25
Short-term investments(3)	61,683	48	0.31	17,380	14	0.32	13,660	6	0.18

Total interest-earning assets	1,803,279	16,258	3.61	1,258,654	11,021	3.50	1,266,124	10,895	3.44

Total noninterest-earning assets	141,220			79,032			80,868

Total assets	$1,944,499			$1,337,686			$1,346,992

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$75,247	83	0.44	$31,194	24	0.31	$28,745	17	0.24
Savings accounts	111,483	32	0.11	75,566	20	0.11	75,426	20	0.11
Money market accounts	405,088	416	0.41	278,257	293	0.42	242,165	204	0.34
Time certificates of deposit (6)	528,724	1,462	1.11	383,288	1,245	1.30	402,837	1,195	1.19

Total interest-bearing deposits	1,120,542	1,993		768,305	1,582		749,173	1,436
Short-term borrowings and long-term debt (6)	291,947	1,375	1.88	229,718	1,067	1.86	285,687	1,231	1.72

Interest-bearing liabilities	1,412,489	3,368	0.95	998,023	2,649	1.06	1,034,860	2,667	1.03

Noninterest-bearing deposits	279,721			177,802			153,969
Other noninterest-bearing liabilities	20,329			16,261			18,992

Total noninterest-bearing liabilities	300,050			194,063			172,961

Total liabilities	1,712,539			1,192,086			1,207,821
Total equity	231,960			145,601			139,171

Total liabilities and equity	$1,944,499			$1,337,687			$1,346,992

Less: Tax-equivalent adjustment(2)		(151)			(44)			(75)

Net interest and dividend income		$12,739			$8,328			$8,153

Net interest rate spread(4)			2.66%			2.44%			2.41%
Net interest margin(5)			2.84%			2.65%			2.58%
Ratio of average interest-earning assets to average interest-bearing liabilities			127.67			126.11			122.35

	Twelve Months Ended December 31,
	2016			2015
	Average		Avg Yield/	Average		Avg Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)(6)	$1,013,611	$40,422	3.99%	$766,548	$30,646	4.00%
Securities(2)	326,011	7,811	2.40	472,616	11,832	2.50
Other investments - at cost	15,207	550	3.62	16,509	396	2.40
Short-term investments(3)	40,552	115	0.28	12,067	18	0.15

Total interest-earning assets	1,395,381	48,898	3.50	1,267,740	42,892	3.38

Total noninterest-earning assets	93,611			78,938

Total assets	$1,488,992			$1,346,678

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$42,387	147	0.35	$34,351	79	0.23
Savings accounts	85,204	94	0.11	75,691	79	0.10
Money market accounts	299,730	1,201	0.40	237,782	830	0.35
Time certificates of deposit (6)	426,213	5,139	1.21	390,155	4,583	1.17

Total interest-bearing deposits	853,534	6,581		737,979	5,571
Short-term borrowings and long-term debt(6)	260,890	4,704	1.80	305,646	5,223	1.71

Interest-bearing liabilities	1,114,424	11,285	1.01	1,043,625	10,794	1.03

Noninterest-bearing deposits	193,953			145,519
Other noninterest-bearing liabilities	16,543			18,098

Total noninterest-bearing liabilities	210,496			163,617

Total liabilities	1,324,920			1,207,242
Total equity	164,072			139,436

Total liabilities and equity	$1,488,992			$1,346,678

Less: Tax-equivalent adjustment(2)		(300)			(416)

Net interest and dividend income		$37,313			$31,682

Net interest rate spread(4)			2.49%			2.35%
Net interest margin(5)			2.70%			2.53%
Ratio of average interest-earning assets to average interest-bearing liabilities			125.21			121.47

(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Securities, loan income and net interest income are presented on a tax-equivalent basis using a tax rate of 34%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the statements of income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest margin represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(6)	The accounting for the Chicopee acquisition required loans, time deposits and borrowings to be recorded at fair value. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the fourth quarter and year ended December 31, 2016, the loan accretion income and interest expense reduction on time deposits and borrowings related to the Chicopee acquisition totaled $194,000. Excluding these items, net interest margin for the fourth quarter and year ended December 31, 2016 was 2.80% and 2.68%, respectively.

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2016	2016	2016	2016	2015	2016	2015
Net Income:
Net income, as presented	$1,852	$628	$389	$1,964	$1,401	$4,834	$5,715
Merger related expenses, net of tax (1)	1,523	782	856	112	—	3,274	—

Net income, exclusive of merger related expenses	$3,375	$1,410	$1,245	$2,076	$1,401	$8,108	$5,715

Diluted EPS:
Diluted EPS, as presented	$0.07	$0.04	$0.02	$0.11	$0.08	$0.24	$0.33
Merger related expense impact	0.05	0.05	0.05	0.01	—	0.17	—

Diluted EPS, exclusive of merger related expense impact	$0.12	$0.09	$0.07	$0.12	$0.08	$0.41	$0.33

Return on Average Assets:
Return on average assets, as presented	0.38%	0.19%	0.12%	0.58%	0.41%	0.32%	0.42%
Merger related expense impact	0.31%	0.23%	0.26%	0.03%	—	0.22%	—

Return on average assets, exclusive of merger related expense impact	0.69%	0.42%	0.38%	0.61%	0.41%	0.54%	0.42%

Return on Average Equity:
Return on average equity, as presented	3.18%	1.72%	1.14%	5.61%	3.99%	2.95%	4.10%
Merger related expense impact	2.61%	2.13%	2.50%	0.33%	—	1.99%	—

Return on average equity, exclusive of merger related expense impact	5.79%	3.85%	3.64%	5.94%	3.99%	4.94%	4.10%

(1)	Assumed 34.7% tax rate for deductible expenses